Dennis G. Newkirk
                                                              (713) 423-3332

                                                                EXHIBIT 99.1




FOR IMMEDIATE RELEASE


NL POSTS 1995 EARNINGS OF $1.66 PER SHARE


HOUSTON, TEXAS January 25, 1996 -- NL Industries, Inc. (NYSE:NL) announced net income for 1995 of $85.6 million, or $1.66 per share, on sales of $1 billion. NL's net income for the fourth quarter of 1995 was $34.1 million, or $.66 per share, on sales of $234 million compared to net income in the fourth quarter of 1994 of $2.5 million, or $.05 per share, on sales of $224 million. The improved results were primarily driven by higher titanium dioxide pigments (TiO2) selling prices and by $17 million of tax-related benefits.

J. Landis Martin, President and CEO, stated, "We are pleased to report an improved fourth quarter that reflects higher TiO2 prices compared with 1994. Sales volumes in 1995 were below the record levels in 1994 due to softening demand in the second half of 1995 and customers building inventories in 1994." Looking ahead, Mr. Martin said, "We anticipate demand for TiO2 to remain soft during the first half of 1996. However, we expect industry capacity utilization rates to increase during the next several years."

Operating income of Kronos' TiO2 business in 1995 was $161.2 million, a $80.6 million increase over 1994 on a 16% increase in sales. Kronos' operating income in the fourth quarter of 1995 of $40.8 million was $12.1 million higher than the 1994 period. Average TiO2 selling prices for the quarter were 14% higher than the fourth quarter of 1994 but 1% lower than the third quarter of 1995. Kronos' fourth quarter sales volumes were 7% below the fourth quarter of 1994 and sales volumes for full year 1995 were 3% lower than sales volumes for 1994.

Rheox's operating income for 1995 rose $7.7 million from the year-earlier period to a record $38.5 million on higher sales volumes and selling prices. Operating income for the fourth quarter of 1995 was $8.8 million, an improvement of $1.8 million over the 1994 period due to higher selling prices and lower operating costs.

Income taxes for the fourth quarter of 1995 include $17 million of tax benefits resulting from changes in the U.S.-Canada income tax treaty and the expected future realization of certain tax credits due to the Company's return to profitability.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.

The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, future global economic conditions, global TiO2 productive capacity, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings.

                               NL INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (In millions, except per share data)
                                   (Unaudited)

                                                       Quarter ended                 Year ended
                                                        December 31,                December  31,
                                                       1994          1995           1994           1995
NET SALES
  Kronos                                                   $195.3         $204.7         $770.1      $  894.1
  Rheox                                                      28.5           29.6          117.9         129.8

                                                           $223.8         $234.3         $888.0      $1,023.9

OPERATING INCOME
  Kronos                                                   $ 28.7         $ 40.8         $ 80.6      $  161.2
  Rheox                                                       7.0            8.8           30.8          38.5

    OPERATING INCOME                                         35.7           49.6          111.4         199.7

General corporate income (expense):
  Securities earnings                                         1.8            1.5            3.9           7.4
  Expenses, net                                             (16.3)          (6.6)         (44.8)        (26.6)

  Interest expense                                          (20.9)         (19.6)         (83.9)        (81.6)

    Income (loss) before income taxes                          .3           24.9          (13.4)         98.9

Income tax benefit (expense)                                  2.4            9.5           (9.8)        (12.7)

Minority interest                                             (.2)           (.3)           (.8)          (.6)

    NET INCOME (LOSS)                                      $  2.5         $ 34.1         $(24.0)     $   85.6

Per share of common stock                                  $  .05         $  .66         $ (.47)     $  1.66

Weighted average common shares
 and common share equivalents
 outstanding                                                 51.0           51.5           51.0          51.5